ECD SUBSIDIARY, UNITED SOLAR OVONIC, ACHIEVES

RECORD PRODUCT SALES AND PRODUCTION

Rochester Hills, Mich., July 15, 2005 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) today announced that its wholly owned subsidiary, United Solar Ovonic LLC, has achieved record product sales of approximately $18 million, representing 5.6 megawatts of solar cells for the quarter ended June 30, 2005.

Subhendu Guha, United Solar Ovonic's president and chief operating officer, in remarks made earlier today during a conference call series sponsored by Jefferies & Company, Inc. on alternative energy, discussed the company's record sales and production for the quarter ended June 30, 2005. He stated that production levels reached 2.0 megawatts per month for the months of May and June.

James Metzger, ECD Ovonics' executive vice president and chief operating officer who also participated in the conference call, stated that United Solar Ovonic's backlog continues to be strong. He noted that the backlog, representing more than six months of shipments, is about $45 million, or 13.7 megawatts of solar cells.

In order to meet the strong demand for its products, United Solar Ovonic broke ground yesterday on a second facility that will double its thin-film triple-junction solar module manufacturing capacity by September 2006. Secretary of Energy Samuel W. Bodman delivered the keynote speech during the ceremony in Auburn Hills, which was also attended by other dignitaries.

In connection with the groundbreaking, Secretary Bodman also toured United Solar Ovonic's existing 25-megawatt facility in Auburn Hills at which time Stanford R. Ovshinsky, ECD Ovonics' co-founder, president and CTO and United Solar Ovonic's chairman and chief executive officer, reviewed the thin-film triple-junction amorphous silicon photovoltaic technology. Mr. Ovshinsky also discussed the many advantages of the roll-to-roll manufacturing process where nine miles of solar cells are deposited in 72 hours, as well as outlined the future strategy to position United Solar Ovonic photovoltaic-generated electricity to compete with that produced by conventional fossil fuels.

The new 160,000 square foot facility will be located at 2705 Commerce Parkway in Auburn Hills, Mich. and is scheduled to be ready for occupancy in May 2006. A section of the facility will be available in October 2005 to begin installation of the new thin-film solar module manufacturing machine.

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About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film continuous-web amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:

Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248.293.0440